SUBSTITUTE POWER OF ATTORNEY

Under the terms of powers of attorney executed over a period of several years, the undersigned, Bruce
Goldman, was appointed attorney-in-fact for each of the Trustees of Pennsylvania Real Estate Investment
Trust (the "Company"), to act in connection with such trustees' filing of Forms 3, 4, and 5 under
Section 16 of the Securities Exchange Act of 1934.
In accordance with the authority granted under each such power of attorney, including the power of substitution, the undersigned hereby appoints Robert F. McCadden, Lisa M. Most and Jonathen Bell as substitute attorneys-in fact, on behalf of each Trustee of the Company, each with the power to act without the other and with full power of substitution, to exercise and execute all of the powers granted or conferred in each of the original powers of attorney. By their signature as attorneys-in-fact to this Substitute Power of Attorney, Robert F. McCadden, Lisa M. Most and Jonathen Bell accept such appointment and agree to assume from the undersigned any and all duties and responsibilities atendent to his capacity as attorney-in-fact.

Date: January 9, 2018.

By: /s/ Bruce Goldman
Bruce Goldman
Attorney-in-fact

We hereby accept this appointment and substitution:

/s/ Robert F. McCadden
Robert F. McCadden

/s/ Lisa M. Most
Lisa M. Most

/s/ Jonathen Bell
Jonathan Bell